Exhibit 99.1

For Immediate Release

Tronox Announces Closing of Exxaro Mineral Sands Acquisition

Transaction creates largest fully integrated producer of titanium ore and titanium dioxide

STAMFORD, Conn., June 15, 2012 – Tronox Limited announced today that it has closed its acquisition of Exxaro Resources Limited’s mineral sands business. Tronox Limited, an Australian holding company, is now the world’s largest fully integrated producer of titanium ore and titanium dioxide.

“This combination empowers Tronox with unique and game-changing competitive advantages, creating a stronger and more balanced company poised to deliver even greater shareholder value,” said Tom Casey, Chairman and CEO of Tronox Limited. “We now have the ability to sell into a lucrative titanium feedstock market while assuring our titanium dioxide customers that we have the supply to deliver quality products at reasonable prices.”

Under the terms of the transaction, Exxaro received approximately 38.5 percent of the voting securities of Tronox Limited. Tronox’s operations include South Africa’s KZN Sands and Namakwa Sands as well as 100 percent of its former joint venture with Exxaro at Tiwest in Western Australia. The company employs approximately 3,500 workers in 16 locations worldwide.

Tronox Limited will list its Class A Shares on the New York Stock Exchange on June 18, 2012 under the ticker symbol TROX.

About Tronox

Tronox is a global leader in the production and marketing of titanium products. Through the integration of its pigments and mineral sands business, the company provides its customers a dependable supply of brightening solutions for a variety of end-uses. For more information, visit http://www.tronox.com.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical are forward-looking statements. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors as discussed in the company’s financial statements published on our website and in our filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal regulatory and technological factors. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722